Stan J.H. Lee, CPA a member firm of DMHD Hamilton Clark & Co. 2182 Lemoine Avenue Suite 200 Fort Lee, NJ 07024	Tel) 201-681-7475 Fax) 815-846-7550 e-mail) sierra5533@aol.com

To the Board of Directors
and Management of
Terra Nostra Resources Ltd.
1530 9th Avenue S.E.
Calgary, Alberta. T2G OT7

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

I hereby consent to the use of my report dated January 31 , 2002 relating to the independent auditor's reports and audited financial statements of Terra Nostra Resources Ltd. as of December 31, 2001 and 2000 and for the calendar years then ended as appears in such Form 10-SB in the Company's filings with the U.S. Securities and Exchange Commission.

 /s/ Stan J.H. Lee, CPA/s/
________________________

Stan J.H. Lee, CPA

Fort Lee, New Jersey
June 4, 2002